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                                                                    EXHIBIT 99.1

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
         ANNOUNCES THE REDEMPTION OF $41.947 MILLION IN PREFERRED EQUITY
                                   SECURITIES

         DENVER, COLORADO, July 29, 2002

         Apartment Investment and Management Company (NYSE: AIV) ("Aimco") announced today that on July 29, 2002 it sent notice of redemption of $41.947 million Class B Cumulative Convertible Preferred Stock ("Class B Convertible Preferred Stock") issued by Aimco in August 1997 to Security Capital Preferred Growth Incorporated ("Security Capital"), an institutional investor.

         At its option, Security Capital may elect to convert the Class B Convertible Preferred Stock into Aimco Class A Common Stock at any time prior to redemption. The Class B Convertible Preferred Stock is convertible into 1,377,573 shares of Aimco Class A Common Stock, which are already included in Aimco's count of fully diluted shares outstanding for purposes of calculating Adjusted Funds From Operations ("AFFO") per share and Funds From Operations ("FFO") per share. Therefore, a conversion into Class A Common Stock would not change Aimco's fully diluted share count for the purposes of calculating AFFO per share and FFO per share. On an Earnings per Share ("EPS") basis, a conversion into Class A Common Stock would (i) eliminate the Class B Convertible Preferred Stock dividend of approximately $1.13 million per quarter, which would result in a $1.13 million per quarter increase in Net Income Attributable to Common Stockholders, and (ii) increase the number of Basic and Dilutive Shares outstanding by 1,377,573 shares.

         Pursuant to the terms of the Class B Convertible Preferred Stock, Aimco gave 30 days notice of the redemption date, which is August 28, 2002. Any shares of Class B Convertible Preferred Stock not converted by 5:00pm New York City time on August 28, 2002 will be redeemed for cash equal to the liquidation preference of $100 per share plus accrued and unpaid dividends through the redemption date of $1.73545 per share.

         Aimco is a real estate investment trust with headquarters in Denver, Colorado and 19 regional operating centers, which holds a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries, operates approximately 1,900 properties, including 336,000 apartment units, and serves approximately one million residents. Aimco's properties are located in 47 states, District of Columbia and Puerto Rico. For more information about Aimco, please visit our website at www.aimco.com.

Contact: Katie Murphree, Vice President - Investor Relations (303) 691-4440\ Paul McAuliffe, Executive Vice President and Chief Financial Officer
           (303) 691-4339
           E-Mail:  investor@aimco.com
           Web Site:  http://www.aimco.com